Exhibit 99.2

RETIREMENT BENEFIT

PRESERVATION AGREEMENT

WHEREAS, Kerr-McGee Corporation (the “Company”) maintains the Kerr-McGee Corporation Supplemental Executive Retirement Plan (the “SERP”) and the Kerr-McGee Corporation Benefit Restoration Plan (the “BRP”) in order to provide retirement benefits to certain of its employees;

WHEREAS, the Company and Luke R. Corbett (“Executive”) desire to enter into an agreement preserving the retirement benefits Executive has earned under the SERP and the BRP;

NOW, THEREFORE, effective as of the date this Agreement is executed, the Company and Executive hereby agree as follows:

1.                                       For purposes of calculating lump sum amounts under the SERP, the Restored Defined Benefit Plan Benefit portion of the BRP, and this Agreement, Executive shall be deemed to owe federal and state income taxes on all relevant amounts at the highest effective marginal rates applicable to Executive upon Executive’s retirement.

2.                                       If  Executive remains employed by the Company beyond April 1, 2006 and the amount of Executive’s Preserved Benefit exceeds Executive’s Actual Benefit, Executive shall be entitled to a benefit under this Agreement in an amount equal to the excess.  Executive’s Preserved Benefit and Executive’s Actual Benefit shall be determined as follows:

Executive’s Preserved Benefit

Executive’s Preserved Benefit shall equal the total lump sum amounts that would be payable to, or on behalf of, Executive under the SERP and the Restored Defined Benefit Plan Benefit portion of the BRP if Executive terminated employment on April 1, 2006 (calculated using the highest effective marginal tax rate applicable to Executive upon Executive’s actual retirement date).

Executive’s Actual Benefit

Executive’s Actual Benefit shall equal the total of the lump sum amounts payable to, or on behalf of, Executive under the SERP and the Restored Defined Benefit Plan Benefit portion of the BRP upon his termination of employment.

3.                                       Any amount payable under this Agreement shall be paid in a single lump sum as soon as practicable after Executive’s “separation from service” with the Company, within the meaning of section 409A of the Internal Revenue Code (the “Code”).  If Executive is a “specified employee” under Code section 409A(a)(2)(B)(i), such payment shall not be made before the date which is six months after Executive’s separation from service (or, if earlier, the date of his death).  The Company shall withhold all applicable taxes from any such payment.

4.                                       If Executive dies prior to receiving any amount payable under this Agreement, the amount shall be payable to Executive’s beneficiary in a single lump sum as soon as practicable after his death.  For this purpose, Executive’s beneficiary shall be his beneficiary under the Company’s group life insurance plan.

5.                                       The benefit provided under this Agreement is subject to the requirements of Code section 409A, and this Agreement shall be interpreted, operated, and administered in a manner consistent with section 409A.

6.                                       The benefit provided under this Agreement is in addition to any compensation or benefits that may become due under the Continuity Agreement dated January 11, 2000 between the Company and Executive.

7.                                       This Agreement shall not confer upon Executive any right to continue in the employment of the Company or its affiliates.

8.                                       This Agreement shall be binding on any successor to the Company through merger or otherwise.

9.                                       This Agreement may only be amended pursuant to a written instrument executed by Executive and the Company (or its successor).

10.                                 This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

11.                                 To the extent not preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12.                                 Executive acknowledges that he had sufficient time to consider this Agreement and to seek legal consultation, and has read and fully understands this Agreement.

IN WITNESS WHEREOF, the parties have caused these presents to be duly executed as of the dates indicated below.

LUKE R. CORBETT

Dated: July 18, 2005	/s/ Luke R. Corbett

KERR-MCGEE CORPORATION

Dated: July 18, 2005	By:	/s/ Gregory F. Pilcher
Gregory F. Pilcher
Senior Vice President, General Counsel
and Corporate Secretary